Exhibit (a)(12)


[ArvinMeritor Logo]

                                                           Internal Letter

Date:     June 27, 2001                   No.

To:       [Employee Name]               From:     Robert W. Slone
          [Location] [Country]                    248-435-1210

Subject:  Offer to Exchange Stock Options for Restricted Stock

This is regarding the offer to exchange certain outstanding stock options for shares of restricted stock and related materials sent to you on June 1, 2001.

In calculating the Black-Scholes value of your September 9, 1993 Arvin Industries stock options, the value of the options was inadvertently understated, resulting in a reduced number of restricted shares, as set forth on page 6 of your Letter of Transmittal and the Stock Options/Restricted Shares Exchange Summary.

Enclosed are two revised Letters of Transmittal with the corrected numbers set forth on page 6 and a new page 7. If you wish to participate in the offer, please complete pages 6 and 7, and return them to me at the ArvinMeritor address on the first page of the Letter of Transmittal or fax a completed copy to me at 248-435-1410, even if you have previously tendered some or all of your eligible options. The additional copy of the Letter of Transmittal is for your records.

Also enclosed is a revised Stock Options/Restricted Shares Exchange Summary reflecting the correct options value and restricted shares that can be received in exchange.

We are separately providing to you by e-mail a Supplement dated June 27, 2001 to the Offer to Exchange dated June 1, 2001 previously delivered to you. The Supplement responds to comments we received from the Securities and Exchange Commission (SEC) on our filing with the SEC in connection with the offer and provides copies of the financial information on ArvinMeritor that is incorporated by reference in the Offer to Exchange. As noted in the Supplement, we are also extending the expiration date of the offer from 12:00 midnight Eastern Time on Friday, June 29, 2001 to 12:00 midnight Eastern Time on Friday, July 13, 2001. If you wish to participate in the offer, we must receive a completed and signed copy of the revised Letter of Transmittal prior to that time. All eligible options tendered are subject to acceptance by ArvinMeritor.

If you have any questions about the tender offer, please contact me at the number above or Bonnie Wilkinson at 248-435-0762.


/s/ Robert W. Slone

Robert W. Slone
Vice President, Compensation & Benefits

Enclosure